BETWEEN

GASSCO AS

AND

STATOIL PETROLEUM AS

This Agreement is made and entered into as of the 24 day of November 2010 by and between:

Gassco AS, a company incorporated under the laws of Norway of the first part, and

Statoil Petroleum AS, a company incorporated under the laws of Norway of the second part

(hereinafter individually referred to as “Party” and jointly referred to as the ”Parties”).

WHEREAS, on the basis of a decision by Stortinget on 26 April 2001, with further basis in St.prp. nr. 36 (2000 – 2001) and Innst. S. nr. 198 (2000 – 2001), Gassco AS has been established to operate the transportation systems for gas on and from the Norwegian continental shelf and to perform other businesses related to this, and

WHEREAS, it follows from the above decision that Gassco AS shall have the full responsibility for the management of certain natural gas transportation facilities as the Operator for same facilities, and

WHEREAS, it further follows from the above decision that the performance of the work connected to the daily technical operations of the transportation systems in regard to tasks such as maintenance, is to be carried out by the companies performing these operating functions  today, hereafter called Technical Services Providers, and

WHEREAS Statoil ASA and Gassco AS on February 27, 2002 entered into an agreement in which Statoil ASA  undertook to be the Technical Services Provider for the transportation facilities covered by said agreement, and

WHEREAS Statoil ASA have assigned the above agreement to Statoil Petroleum AS, and

WHEREAS the Parties as from the effective date of this Agreement wish to replace the agreement dated February 27, 2002 as amended with this Agreement.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. DEFINITIONS AND ATTACHMENTS

The following terms shall have the meaning stated below:

1.1“Agreement” shall mean the main body of this agreement including the attachments listed in article 1.2, as originally executed or as amended from time to time.

1.2 “Joint Ventures” shall mean the respective joint ventures described in the following participants’ agreements, as amended from time to time:
- Haltenpipe Participants’ Agreement dated 23 June 1995
- Gassled Participants’ Agreement dated 4 March 2009.

 1.3 “Kollsnes Gas Plant” shall mean the onshore gas processing plant for handling of natural gas located at Kollsnes, Øygarden.

1.4 “Kårstø Gas Plant” shall mean the onshore gas processing plant for handling of natural gas located at Kårstø, Tysvær.

1.5 “Operator” shall mean Gassco AS.

1.6 “Technical Services Provider” shall mean Statoil Petroleum AS.

1.7 “Transportation System” shall have the meaning as described in Attachment 1.

1.8 “Services shall mean all technical services that the Technical Services Provider shall perform in accordance with this Agreement.

The definitions in Attachment 2 shall also apply to the main body of the Agreement.

1.2 Attachments

The attachments listed below are part of this Agreement.

Attachment 1 - Description of the Transportation System.

Attachment 2 - General Terms and Conditions for the provision of Services for gas infrastructure Joint Ventures operated by Gassco AS. ("General Terms and Conditions").

2. OBJECTIVE

2.1 Objective and priorities

This Agreement shall regulate all duties and rights between the Technical Services Provider and the Operator in regard to the execution of Services.

The Parties shall, when performing their duties pursuant this Agreement, give priority to safety in order to protect life, health, environment and property.

The Parties shall in their performance of this Agreement always have due regard to the integrity of proprietary information and keep such information confidential for the benefit of its rightful owner.

The Parties shall execute their duties and rights under this Agreement in an efficient and cost effective manner.

2.2 Interpretation in the event of contradiction

In the event of any conflict between the main body of this Agreement and the attachments, the clauses of the main body shall prevail.

3. DISCHARGE OF THE TECHNICAL SERVICES PROVIDER

A discharge of the Technical Services Provider in accordance with article 15.1 of the General Terms and Conditions shall be approved by the respective Joint Venture.

In the event of a termination by either Party of the Services of the Technical Services Provider for the Kårstø Gas Plant or the Kollsnes Gas Plant, the maximum period of prolonged term of the Agreement referred to in article 15.3 of the General Terms and Conditions shall be extended to twelve (12) months.

4. KÅRSTØ AND KOLLSNES FACILITIES - RESEARCH AND DEVELOPMENT PROJECTS

It is understood and agreed between the Parties that research and development studies are of a particular importance for the development and state of the art maintenance of the onshore facilities at Kårstø and Kollsnes, and for the Technical Services Provider's maintenance and development of its competence as technical services provider for these facilities. It is also understood and agreed between the Parties that the onshore facilities at Kårstø and Kollsnes are important to the industrial development in the region and that research and development funds are a required contribution in this respect.

5. ANTI-CORRUPTION AND FACILITATION PAYMENTS

The Parties represent and warrant to comply with, and to use reasonable endeavours to procure that relevant third parties used for fulfilling the Parties' respective obligations under the Agreement comply with, all laws, rules, regulations, decrees or official governmental orders prohibiting bribery, corruption and money laundering applicable to any of the Parties or their ultimate parent companies.

A Party may terminate the Agreement, upon written notice to the other, if the other Party is in breach of the above.

6. DURATION

This Agreement shall become effective as of 01.01.2011 and shall remain in effect until terminated as provided for herein.

Executed in two (2) originals as of the day first above written:

Operator:	Technical Services Provider:
____/s/Svein Birger Thaule	____/s/Kjetil Ohm
Gassco AS	Statoil Petroleum AS

ATTACHMENT 1

DESCRIPTION OF THE TRANSPORTATION SYSTEM

“Transportation System” shall mean the following facilities:

- Kårstø Gas Plant,

- the connected riser platforms Draupner-E and Draupner-S located in block 16/11 (hereinafter referred to as “Draupner-E” and “Draupner-S” respectively),

- the pipeline (28 inch upstream / 42 inch downstream of an expansion joint) commencing at the flexible riser connector at the Åsgard ERB and ending at the Kårstø Gas Plant, including the Åsgard ERB, and the T-connections on the pipeline,

- the 30 inch pipeline commencing in the vicinity of production platform B at the Statfjord field and ending at Kårstø Gas Plant including the T-connections on the pipeline,

- the 42 inch pipeline commencing at Kårstø Gas Plant and ending at the receiving, metering, heating and utility facilities at the pipeline landing point in Dornum, Germany,

- the 28 inch pipeline commencing at Kårstø Gas Plant and ending at Draupner-S,

- the 36 inch pipeline commencing in the vicinity of Heimdal main platform and ending at Draupner-S including the 16 inch Jotun T-connection,

- the 40 inch pipeline between the Kollsnes Gas Plant and the export riser situated at the Sleipner field (hereinafter referred to as “Sleipner Riser”),

- the 40 inch pipeline between the Kollsnes Gas Plant and Draupner-E,

- the 30 inch pipeline between Sleipner Riser Platform and Draupner-S,

- the 40 inch pipeline between Sleipner Riser Platform ending at the inlet facilities of the onshore terminal for receipt and handling of natural gas located in Zeebrugge, Belgium,

- the 40 inch pipeline between Draupner-S, via Draupner-E, and ending at the inlet facilities of the onshore terminal for receipt and handling of natural gas located in Dornum, Germany,

- the 42 inch pipeline commencing at the Dornum terminal and ending at the inlet facilities of the onshore terminal for receipt and handling of natural gas located in Emden, Germany,

- the 42 inch pipeline commencing at Draupner-E and ending at the inlet facilities of the onshore terminal for receipt, handling and redelivery of natural gas located in Dunkerque, France,

- Kollsnes Gas Plant,

- the 42 inch pipeline starting at Nyhamna and ending at Sleipner Riser Platform,

- the 44 inch pipeline starting at Sleipner Riser Platform and ending at the inlet facilities of the onshore terminal for receipt, handling and redelivery of natural gas located in Easington, UK,

- the 32 inch pipeline starting at Statfjord B and ending at the tie-in to FLAGS,

- the 16 inch pipeline from Norne FPSO to Gassled Area B,

- the 30 inch pipeline from Kvitebjørn platform to Gassled Area E,

- the 36 inch pipeline commencing at the gas processing platform at the Oseberg field (“Oseberg D platform”) and ending at, and including, the riser platform located at the Heimdal field,

- Haltenpipe Joint Venture facilities.

The battery limits are set out in the Gassled Participants’ Agreement and the Haltenpipe Participants’ Agreement. In addition the battery limits between the part of the Gassled transportation system covered under this Agreement and the part of the Gassled transportation system covered under other Technical Services Agreements and the battery limits towards the receiving facilities are set out in Appendix A to this Attachment 1.

APPENDIX A TO ATTACHMENT 1.

BATTERY LIMITS BETWEEN THE PART OF THE GASSLED TRANSPORTATION SYSTEM COVERED BY THIS AGREEMENT AND OTHER GASSLED FACILITIES

1.1 Battery limit between the part of the Gassled transportation system covered by this Agreement and Norpipe gas pipeline.

BATTERY LIMIT BETWEEN STATOIL AND CONOCO PHILLIPS

TO B11
TO EKOFISK
PIG LAUNCHER
TO DRAUPNER
BATERY LIMIT

1.2 Battery limit between the part of the Gassled transportation system covered by this Agreement and the facilities in Easington UK.

1.3. Battery limit between Statoil TSP and Vesterled.

1.4. Battery limits between the Europipe Receiving Facilities’ and pipelines

The battery limits are at the inlet flanges immediately downstream of the pig receivers of the Draupner - Dornum pipeline and the Kårstø - Dornum pipeline, and at the outlet flange immediately upstream of the pig launcher of the pipeline to Europipe Metering Station.

BATTERY LIMITS IN DORNUM

DRAUPNER - DORNUM PIPELINE
KÅRSTØ - DORNUM PIPELINE
PIG RECEIVER
PIG RECEIVER
BATTERY-LIMITS
RECEIVING, HEATING AND UTILITY FACILITIES
PIG LAUNCHER
METERING
EMS
NETRA

1.5. Battery limits between the Europipe Metering Station and Europipe Receiving Facilities pipeline.

The battery limit between the Europipe Receiving Facilities pipeline and the Europipe Metering Station is at the inlet flange immediately downstream of the pig receiver.

ATTACHMENT  2

GENERAL TERMS AND CONDITIONS

FOR THE PROVISION OF

TECHNICAL SERVICES

FOR

GAS INFRASTRUCTURE JOINT VENTURES

OPERATED BY

GASSCO AS

Table of Contents

1        Definitions and appendix
1.1       Definitions
1.2       Appendix
2        Scope of Services
2.1       Services
2.2       Joint Ventures
3        Performance of the Services
3.1       Priority to safety
3.2       Conduct of the Technical Services Provider
3.3       Neutrality
3.4       Information
3.5       Reports
3.6       Organisation
3.7       Documentation
4        Operator
4.1       Rights and duties of the Operator
4.2       Governmental authorities
5        Liability and insurance
5.1       Liability
5.2       Insurance
6        Work programs, budgets and financial reporting
6.1       Preliminary work programs and budgets
6.2       Proposed work programs and budgets
6.3       Approval of budgets and release of budget funding
6.4       Changes to approved work programs and budgets.
6.5       Structure and content of the budgets and monthly financial reporting
6.6       Structure and content of the settlement report for budget items 1-98 (TSP Invoice)
6.7       Structure and content of the settlement report for budget items 99
6.8       Project management
7        Budget overrun and expenditure not specifically approved
7.1       Budget overrun
7.2       Emergency expenses
8        Contract procedure
8.1       Purchasing
8.2       Tender invitations
8.3       Contracting
8.4       Approval thresholds
9        Costs and accounting
9.1       Provision of funds
9.2       Accounting
10     Materials and intangible property
11     Confidentiality
12     Force Majeure
13     Notices
13.1         Delivery and receipt of notices
13.2         Operational communications
14     Financial, HSE and technical audits
14.1         Right to audit
14.2         Right of access
14.3         Audit period
14.4         Audit teams
14.5         Unsettled audit claims and audit of standard rates for Affiliated Companies
14.6         Minimal disturbance
15     Termination
15.1         Termination without cause
15.2         Termination due to specific cause
15.3         Prolonged term of the Agreement
15.4         Hand-over
15.5         Transfer audit and settlement of costs
16     Assignment
16.1         Assignment to Affiliated Company
16.2         Assistance to assignee
17     Applicable law and jurisdiction

1 Definitions and appendix

1.1 Definitions

The terms below shall have the following meaning in this Agreement:

  “Accounting Procedures“ shall mean the procedures described in Appendix 1 to these General Terms and Conditions.

  Affiliated Company” in relation to a Party shall mean

  i) any enterprise which directly or indirectly holds more than fifty (50) percent of the share capital or the votes, or in any other way directly or indirectly exercises a controlling interest in a Party hereto, or

  ii) any enterprise in which one of the Parties hereto directly or indirectly holds more than fifty (50) percent of the share capital or the votes, or in any other way directly or indirectly exercises a controlling interest, or

  iii) any enterprise of which more than fifty (50) percent of the share capital or votes are held directly or indirectly or which in any other way directly or indirectly is controlled by one or more enterprise(s) which holds directly or indirectly more than fifty (50) percent of the share capital or the votes or in any other way exercises directly or indirectly a controlling interest in a Party hereto.

  “Business Day” shall mean any day that is neither a Saturday, a Sunday nor a public holiday in Norway.

  “General Terms and Conditions” shall mean the terms and conditions laid down in this Attachment 2.

  “HSE” shall mean health, safety and environment.

  “Operating Agreement” shall mean the agreement so named and entered into between Gassco AS and the relevant Joint Venture regulating the rights and responsibilities of Gassco AS as operator of such Joint Venture effective as of 1 January 2009, as amended.

The definitions in main body of the Agreement shall also apply to this Attachment 2.

1.2 Appendix

The following appendix is enclosed to these General Terms and Conditions and made a part hereof for all purposes:

Appendix 1 - Accounting Procedures.

2 Scope of Services

2.1 Services

The responsibilities of the Technical Services Provider shall include (but not necessarily be limited to);

2.1.1 The daily technical operation and maintenance, repair, replacement, modification and removal of the Transportation System. Further the responsibilities of the Technical Services Provider shall include execution of tie-ins to and expansions of the Transportation System, provided the Operator has agreed to execute such scope;

2.1.2 as requested from time to time, to assist the Operator in its work related to the development of the existing Transportation System and future developments involving the Transportation System, provided such work  can be performed within a time schedule and scope as determined in the yearly budget and planning process referred to in articles 6.1 and 6.2. The work performed by the Technical Services Provider hereunder may include studies, planning, engineering and execution;

2.1.3 the preparation and submission to the Operator of proposals for work programs and budgets pursuant to this Agreement;

2.1.4 the execution of such work programs in accordance with budgets as approved by the Operator;

2.1.5 responsibility for the planning and, in accordance with approved work programs and budgets, the obtaining of all services and materials required for the Services.

2.2 Joint Ventures

2.2.1 Upon request by the Operator and subject to acceptable prior notice, the Technical Services Provider shall attend meetings of the Joint Venture(s) or parts thereof, to present issues relative to the Services to the Joint Venture(s).
The Technical Services Provider shall have the right to be present in meetings of the Joint Venture(s) as observer.

2.2.2 The Operator shall notify the Technical Services Provider of decisions taken by the Joint Venture(s) which will or may affect the performance of the Services.

3 Performance of the Services

3.1 Priority to safety

3.1.1 The Technical Services Provider shall on matters concerning the Services give priority to safety in order to protect life, health, environment and property in accordance with this Agreement, its own and the Operator’s requirements, applicable public requirements and standards relevant for the technical management of the Transportation System.

The safety management shall be performed in accordance with an overall HSE policy and ambitions which will be established by the Operator. The Technical Services Provider, having due regard to its internal safety management policies, shall maintain its HSE program for the operation of the Transportation System in accordance with this Agreement, government regulations and in alignment with the Technical Services Provider’s overall HSE program. The HSE program will be subject to review and comments by the Operator and the Operator shall have the right to perform safety audits in accordance with article 14.

3.1.2 The Technical Services Provider will as a part of the technical management of the Transportation System maintain a management system for supervision of all its activities regarding natural gas transportation and related technical operations, performed within this Agreement. This system shall comply with requirements in or pursuant to the Norwegian Petroleum Act of 29 November 1996, as amended and all other relevant acts, regulations and provisions and international standards for quality management which are relevant for the Technical Services Provider.

3.1.3 The Technical Services Provider shall promptly notify the Operator of any incidents or accidents and the actions taken or to be taken. The Operator will issue a procedure for monthly reporting of relevant HSE data and statistics.

3.2 Conduct of the Technical Services Provider

Subject as hereinafter provided, the Technical Services Provider shall;

3.2.1 have the right and be obliged to perform the Services by itself, its agents or its contractors in accordance with this Agreement and under the overall supervision and control and in accordance with the decisions of the Operator. To the extent that the Technical Services Provider performs the Services by the use of agents or contractors, it shall nonetheless remain responsible for such services in accordance with the provisions of this Agreement;

3.2.2 perform the Services in a proper, economically efficient and workmanlike manner, in accordance with best methods and practices used in good and prudent gas transportation system operation and with that degree of diligence and prudence exercised by experienced organisations engaged in a similar activity under similar circumstances and conditions;

3.2.3 comply with all applicable laws, decrees and regulations;

3.2.4 proceed with due diligence and make application for and endeavour to acquire and maintain any and all permissions that may be required for and/or in connection with its duties performed under this Agreement;

3.2.5 subject to article 4.2 maintain contact with relevant governmental authorities in order to comply with the duties above, and keep the Operator informed at all times as to how such contact is maintained, c.f. article 3.5.2;

3.2.6 act as principal enterprise on all manned offshore installations comprised by the Transportation System, c.f. the Working Environment Act of 17 June 2005 No 62 as amended, and other HSE regulations.

3.3 Neutrality

As the company acting as Technical Services Provider is also engaged in the sale and shipment of gas and is an owner of the Transportation System, it shall not take advantage of its position nor of information accrued to it in its capacity as Technical Services Provider in a way that is inconsistent with its role as a neutral supplier of services. The Technical Service Provider shall implement measures and procedures to secure its obligation under this provision. The Technical Services Provider’s compliance with its duties under this clause shall be subject to audit rights as provided for in article 14. In case of such audit, the rule of thirty (30) days notice shall not apply.

3.4 Information

The Technical Services Provider shall upon request provide the Operator with all information that relates to the Transportation System, if such information may be required for the Operator’s fulfillment of its duties to provide information to the owners of the Transportation System, other clients (including shippers) and to the public authorities, or if this is necessary for the Operator to perform its own tasks in connection with the management, operation and development of infrastructure.

The Operator shall upon request provide the Technical Services Provider with all relevant information that relates to the Transportation System, to the extent that such information is necessary for the Technical Services Provider’s performance of its duties under this Agreement.

3.5 Reports

The Technical Services Provider shall;

3.5.1 provide the Operator with such reports as to the conduct of the Services as the Operator may from time to time decide, including regular reports as to the progress of the Services;

3.5.2 to the extent of any delegation according to article 4.2 timely and as required by applicable law, make all reports concerning the Services to the appropriate governmental authorities and furnish copies of all such reports to the Operator, and, to the extent of any delegation according to article 4.2, notify the Operator without delay of any and all government acts, regulations and rulings issued to or served upon the Technical Services Provider.

3.6 Organisation

The Technical Services Provider shall maintain an adequate organization in order to ensure fulfillment of all its functions, tasks and duties under this Agreement. Maintaining an adequate organization in this respect entails inter alia keeping a competent staff, sufficient for constant emergency preparedness as well as compliance with all applicable laws and regulations.

3.7 Documentation

The Technical Services Provider shall prepare and maintain proper books, records, drawings and inventories related to the Services.

4 Operator

4.1 Rights and duties of the Operator

The Operator will exercise the overall supervision and control of all matters pertaining to the conduct and performance by the Technical Services Provider of the Services. The powers and duties of the Operator shall, inter alia, include;

4.1.1 the right to provide guidelines and instructions to the Technical Services Provider with regard to the  Services, within the provisions and principles of this Agreement;

4.1.2 the consideration, revision and review of the Technical Services Provider’s overall HSE program;

4.1.3 the consideration and, if so required, the determination of any other matter relating to the Services.

4.2 Governmental authorities

The Operator shall be responsible for all formal and regular contact with the relevant foreign and Norwegian authorities. The Operator may through express delegation transfer particular aspects of this responsibility to the Technical Services Provider.

The Operator shall notify the Technical Services Provider without delay of any and all government acts, regulations or rulings issued to or served upon the Operator and applicable for the Services.

5 Liability and insurance

5.1 Liability

If any of the Parties sustains loss arising from the Technical Services Provider’s performance of its functions as such, the Technical Services Provider and its Affiliated Companies shall only be liable for such loss provided it is the result of willful misconduct or gross negligence of the managerial or supervisory personnel of the Technical Services Provider or any of its Affiliated Companies. The Technical Services Provider and its Affiliated Companies shall under no circumstances be liable for loss caused by delay in or interruption of gas deliveries to the Transportation System.

5.2 Insurance

Operating and construction insurances in respect of the Transportation System will be obtained and maintained by the respective owners.

The Technical Services Provider shall obtain and maintain, in respect of the performance of the Services, all insurances required under any applicable law and such other insurances as the Operator may, from time to time, determine.

Any incidents which potentially could result in an insurance claim shall be reported to the Operator as soon as possible.

6 Work programs, budgets and financial reporting

6.1 Preliminary work programs and budgets

The Technical Services Provider shall on or before the last day of April in each Year submit to the Operator its preliminary work programs and budgets for the succeeding Year, and forecast for work programs and budgets in each of the next three succeeding years. Following this submittal there shall be a meeting between the Technical Services Provider and the Operator where the preliminary proposals shall be reviewed. On or before the 20th of May in each Year, the Technical Services Provider shall submit to the Operator its final preliminary work programs and budgets for the succeeding Year, and forecast for work programs and budgets in each of the next three succeeding years. The Operator will submit to the Technical Services Provider on or before 15 March each year a preliminary description of projects to be included under budget item 98 and 99 for the next year and a forecast for the three succeeding next years.

6.2 Proposed work programs and budgets

The Technical Services Provider shall on or before the first day of September in each Year submit to the Operator its proposed work programs and budgets for the succeeding Year and forecast for work programs and budgets in each of the next three succeeding years. Following this submittal there shall be a meeting between the Technical Services Provider and the Operator where the preliminary proposals shall be reviewed. On or before the 20th of September in each Year, the Technical Services Provider shall submit to the Operator its final proposed work programs and budgets for the succeeding Year, and forecast for work programs and budgets in each of the next three succeeding years. The Operator will submit to the Technical Services Provider on or before 10 August each year a final description of projects to be included under budget item 98 and 99 for the next year and a forecast for the next three succeeding years.

6.3 Approval of budgets and release of budget funding

The proposed work programs and budgets shall be subject to consideration, revision and approval by the Operator. Not later than the 10th of December in each Year, the Operator shall approve the work programs and budgets and release budget funding for the succeeding year. For specific activities release of funding may be deferred to a later stage as decided by the Operator.

6.4 Changes to approved work programs and budgets

During the budget year new budget items and revisions to approved work programs and budgets may be presented by the Technical Services Provider. Following approval by the Operator the work programs and budgets shall be revised accordingly.

During the budget year new budget items and revisions to approved work programs and budgets may be presented by the Operator. If such new budget items or revisions require substantial increased resources from the Technical Services Provider as compared to the resource requirements under the prevailing budget, the request shall be subject to the Technical Services Provider’s approval. Following agreement between the Parties the work programs and budgets shall be revised accordingly.

6.5 Structure and content of the budgets and monthly financial reporting

The following items for budgets and monthly reporting shall be applied; however, the Operator may decide that the items shall be identified in further detail.

Budgets and monthly reports shall be specified in the following items:

OPERATING COSTS

1.0       Terminals
1.1       Kårstø Plant
1.2       Kollsnes Plant

2.0       Platforms
2.1       Draupner
2.2       Other platforms

3.0       Pipelines

4.0       General administration (TSP)

6.0       PROJECT – PREOPERATIONAL COSTS
6.x       Project X

9.0       OTHER COST
9.1       Electricity (gas processing plants)

OPERATING INVESTMENTS

10.0     Terminals
10.1     Kårstø Plant
10.2     Kollsnes Plant

11.0     Platforms
11.1     Draupner
11.x     Platform x

12.0     Pipelines

14.0     INVESTMENTS
14.x     Project X

15.0     DECOMMISSIONING COSTS
15.x     Project X

98.0     OTHER ACTIVITIES 1
98.x     Project X within the Transportation System initiated by the Operator and where TSP services are required.

99.0     OTHER ACTIVITIES 2
99.x     Project X initiated by the Operator and financed by others than the Joint Ventures, and where TSP services are required.

6.6 Structure and content of the settlement report for budget items 1-98 (“TSP Invoice”)

The following items for the TSP Invoice shall be applied provided that the Operator may decide that the items shall be identified in further detail.

TSP Invoice shall contain the following items:

Item	Definition/Description
5. Investments	This phase begins when a decision of concept selection have been taken
5.1 Project investments	Project investments concerns investments in new facilities that will increase the capacity of the Transportation System.
5.1.1 Project X
5.2 Operating investments

Operating investments are permanent investments that;
substantially improve the process and thereby substantially lower the operating cost enhance safety and prevent/reduce future pollution of the environment
This will normally be investment in equipment that have been put to use (after the project investment was made) and that are not classified as maintenance

5.2.1 Part project X
6. Operating cost	This phase begins when the relevant part of the Transportation System starts normal operation.
6.1 Operation preparation

Activities related to recruiting, training and preparing the operating organization for taking over the part of the Transportation System and perform the operation.
Start-up activities related to the testing of a facility are not included as part of preparations for operation.

6.2 Operating cost and support activities
6.2.1 Operation

All work that is directly attributable to operation of a part of the Transportation System. This mainly comprises operating activities on the offshore/onshore facilities, as well as costs such as support activities from land and chemicals.

6.2.2 Maintenance

All maintenance activities related to the Transportation System. These mainly comprise inspection, status check, preventive and corrective maintenance, surface maintenance, as well as maintenance support.

6.2.3 Not in use
6.2.4 Modification	Activities related to extension or modification of the Transportation System. Change projects and reconstruction that are neither maintenance nor an operating investment are included.
6.2.5 Subsea operation and maintenance	All operating and maintenance activities related to subsea facilities, including inspection and contingency costs for the subsea facilities.
6.2.6 Platform Services	Costs related to the accommodation/catering on the platform and any other support services on the platform, as appropriate.
6.2.7 Administration	Costs related to management, direct and indirect administration of operative organization, e.g. TSP manager, economy, personnel and IT.
6.2.8 HSE	Activities related to HSE work as well as specific HSE projects.
6.3 Logistics
6.3.1 Maritime operation

Operating activities related to vessel operations, with the exception of standby vessels which are attributed to item 6.3.4. Vessel costs included in the report will comprise supply vessels, storage vessels, special assignment/support vessels and anchor handling, as well as consequential costs and administration of vessels.

6.3.2 Air transport

Transport services between helicopter bases and installations as well as shuttling between installations. Costs relating to SAR (Search and Rescue) and ambulance transport are attributed to item 6.3.4.

6.3.3 Supply bases	Costs related to the operation of bases such as area, rents, personnel, etc., as well as any transport to and from bases.
6.3.4 Preparedness

Vessel and helicopter costs related to operative preparedness. Installation specific standby vessels, any share of area standby vessels and consequential costs related to such vessels. SAR helicopter (Search and Rescue) and ambulance transport.

6.4 Processing cost	Terminal cost.
7 Operating income	Tariff income
8 Abandonment
8.1 Shut-down	Preparation for abandonment and removal and other abandonment of parts of the Transportation System.
8.1.1 Part project
8.2 Removal	Physical removal of facilities
8.2.1 Part project
9 General cost
9.1 Not in use
9.2 Not in use
9.3 Environmental taxes	Costs related to the emission of defined substances harmful to the environment, e.g. CO2 duty and other environment taxes
9.4 Other taxes and duties	Other taxes and duties that are not defined by other items, e.g. property tax
5 R&D
9.6 General Management	To be further discussed, subject to Gassled approval
9.7 Not in use
9.8 Financial costs	Financial costs such as exchange gains and losses and interest
9.9 Restructuring costs	Costs related to workforce reductions and severance pay in connection with reorganization processes in the company

6.7 Structure and content of the settlement report for budget items 99

Budget item 99 shall be invoiced as requested by the Operator.

6.8 Project management

A master control estimate and master control plan shall be created prior to the sanction of a project and shall be used for the management and progress control of significant development and modification projects as decided by the Operator. The master control estimate and master control plan shall be updated twice a year. When updated, changes to the assumptions shall be clarified and submitted to the Operator for consideration.

The applicable control estimate and control plan shall represent the best estimate at the time of reporting.

The Technical Services Provider shall submit the updated control estimate and control plan to the Operator together with an analysis of opportunities for added value/cost reductions and potential risks, which may influence the planned target achievements.

7 Budget overrun and expenditure not specifically approved

7.1 Budget overrun

In carrying out an approved work program,  the Technical Services Provider may exceed a budget item by up to ten per cent (10%). A budget item means each of the most detailed items in article 6.5. None of the budgets (operating costs, operating investments, investments and decommissioning costs) may be exceeded by more than the lower of five per cent (5%) or NOK 200 million during a year. The Technical Services Provider shall immediately report to the Operator all expenditures resulting in an overrun of the released budgets.

7.2 Emergency expenses

The Technical Services Provider may in cases of emergency and if critical incidents occur, incur on behalf of the Operator, expenses which the Technical Services Provider considers necessary for the protection of life, health, property or for the prevention of pollution or to minimize the consequences of such events. The Technical Services Provider shall promptly notify the Operator of the amount of expenditures and commitments for expenditures so made and incurred.

8 Contract procedure

8.1 Purchasing

Purchasing of goods and services for activities hereunder shall be in accordance with the laws and regulations pertaining to the use of goods and services and as the principal rule be based on competitive bidding.

8.2 Tender invitations

The Technical Services Provider shall upon request send a copy of the invitations for tenders to the Operator.

8.3 Contracting

The Technical Services Provider shall submit to the Operator, for review and approval, the procurement strategy, bidders list and proposed contract award concerning significant purchasing of goods and services. The contracting strategy shall include principles with regard to securing the patent rights of the Joint Venture(s), inventions or user rights to the fullest extent possible.

8.4 Approval thresholds

The Operator and the Technical Services Provider shall establish budget limits for each Joint Venture individually and/or for the Services jointly in order to identify thresholds for values of bids, contract values etc. above which a review and approval of the Technical Services Provider's procurement strategy, bidders list and contract award is to be performed by the Operator.

9 Costs and accounting

9.1 Provision of funds

The Operator shall provide the funds necessary to cover all expenses and liabilities which are incurred by the Technical Services Provider according to approved work programs under this Agreement. Request for and payment of such funds shall be made according to the Accounting Procedure.

9.2 Accounting

The Technical Services Provider shall keep accounts for all activities under this Agreement in accordance with laws and regulations and accounting practice as applicable and with the provisions in the Accounting Procedure. The accounts shall be so kept that the Operator may supervise the Technical Services Provider's activities.

Further provisions regarding the Technical Services Provider’s keeping of accounts are specified in the Accounting Procedure.

10 Materials and intangible property

The Operator shall on behalf of the Joint Venture(s) own all assets and rights of any kind that have been or will be acquired and/or developed under the performances of the Services.

11 Confidentiality

11.1 The Technical Services Provider shall not disclose information obtained as a result of its performances under the Agreement in any way, either directly or indirectly to any person, legal or natural, without the prior written consent of the Operator, except to Affiliated Companies and to legal advisors, consultants and contractors engaged in order to perform work related to the activities hereunder, to the extent they need to receive such information for the purpose of the performance of work related to the Services, or in any other way make known plans, programs, maps, records, technical and scientific data or any other information relating to technical, financial or commercial activities under this Agreement. The Technical Services Provider undertakes that each such legal advisor, consultant or contractor, prior to the disclosure, will undertake written confidentiality obligations at least as restrictive as herein contained but excluding the exceptions set out in this article 11 and the Technical Services Provider  shall thereafter take reasonable precautions to observe that such legal advisor, consultant and contractor comply with the obligations provided herein. The above-mentioned obligation shall not restrict the right of the Technical Services Provider to use or disclose information which:

a) at any time is or thereafter becomes public knowledge or literature through no act or omission by the Technical Services Provider; or

b) was acquired independently from a third party entitled to disseminate such information at the time it is received by Technical Services Provider.

However, the Technical Services Provider shall have the right to disclose to stock exchanges, courts, regulating authorities and governments such information as it, or an Affiliated Company, is required by law or by the rules of the relevant stock exchange to disclose.

11.2 The Operator shall not disclose information obtained as a result of its performances under the Agreement in any way, either directly or indirectly to any person, legal or natural, which may affect the shareholder value or the overall business operation of the Technical Services Provider or its Affiliated Companies.

 The above-mentioned obligation shall not restrict the right of the Operator to use or disclose information which:

a) at any time is or thereafter becomes public knowledge or literature through no act or omission by the Operator; or

b) was acquired independently from a third party entitled to disseminate such information at the time it is received by the Operator.

11.3 The confidentiality obligation under articles 11.1 and 11.2 shall also apply to information provided under the Technical Services Agreement entered into between Gassco AS and Statoil ASA dated February 27, 2002 as amended.

12 Force Majeure

The obligations of each of the Parties hereunder (other than any obligation to make a payment for due commitments previously incurred) shall be suspended in case of force majeure in accordance with Norwegian law. (For the sake of good order, such force majeure may also comprise failure of machinery.) In such event, such Party shall give notice of suspension as soon as practicable to the other Party, stating the date and estimated duration of such suspension and the cause thereof. A Party whose obligations have been suspended as aforesaid shall use its reasonable endeavours to remove the cause of such suspension and to resume the performance of such obligations as soon as reasonably practicable after the removal of the cause and shall so notify the other Party provided always that the Party shall not be obliged to settle any industrial dispute except in such manner as it shall, in its own judgment, think fit.

13 Notices

13.1 Delivery and receipt of notices

Notices or other communication between the Parties in relation to matters pertaining to this Agreement, including other matters than those set out in article 13.2, shall be in writing and may be given by delivering the same by hand or by sending the same by prepaid first class post, telefax or electronic communication to such relevant address, telefax number or electronic communication address as any Party may give in writing, from time to time, to the other Party in accordance with this article 13. Any such notice, given as aforesaid, shall be deemed to have been given or received at the time of delivery if delivered by hand, at the time at which confirmation of successful delivery is received if sent by electronic communication and on the fifth (5th) Business Day following the day of sending if sent by prepaid first class post. Copy of any notice sent by telefax shall be sent by post as soon as practical, and such copy of the notice shall be deemed to have been received on the fifth (5th) Business Day following the day of sending such copy if sent by prepaid first class post. The use of electronic communication for transfer of documents, shall at all times be in accordance with internationally recognised standards as may be adopted by the Parties. The chosen standard shall enable the use of digital signatures or similar electronic safety device, encryption, filing and retrieving.

Notices shall be in the Norwegian or English language. They shall always be addressed to the Parties' latest notified business address.

13.2 Operational communications

Communication on operational matters between the Parties shall be provided to a person nominated by each Party as a single point of contact for such matters. The Parties may, however, agree upon alternative or additional procedures in respect of such communication.

14 Financial, HSE and technical audits

14.1 Right to audit

The Operator, any party authorized by the Operator and representatives of the owners of the Transportation System, shall upon thirty (30) days notice, have the right to audit the Technical Services Provider and its subcontractors’ management system, to perform supervision, inspection or audit on the Transportation System and any office, all accounts, records, other relevant documentation, agreements and data used by the Technical Services Provider or its subcontractors and to verify that procedures and routines of the Technical Services Provider in regard to the tasks and duties of the Technical Services Provider and its subcontractors under this Agreement are followed, when performing their duties according to this Agreement.

14.2 Right of access

The Technical Services Provider shall give the Operator, any party authorized by the Operator and representatives of the owners of the Transportation System, access to the Transportation System and any office, all operational accounts, records, procedures and routines, other relevant documentation and data used by the Technical Services Provider or its subcontractors, when performing its duties according to this Agreement, for the purpose of supervision, inspection or audit.

14.3 Audit period

The Operator’s right to audit the accounts of the Technical Services Provider covers the years including and following the year in which this Agreement is signed. Such audits must be conducted within the twenty-four (24) month period following the end of the year in question provided, however, that the Operator must take written exception to and make claim upon the Technical Services Provider for all discrepancies disclosed by said audit within said twenty-four (24) month period.

After each audit the Parties shall make every effort to resolve all outstanding claims. A written report shall be sent to the Technical Services Provider within three (3) months of the conclusion of the audit. It shall include a summary of all issues reviewed by the auditors with relevant comments to the handling of accounts and vouchers. Before the written report is sent to the Technical Services Provider unresolved matters shall be dealt with in writing and in at least one meeting. The Technical Services Provider shall give a written reply to the report within three (3) months of the receipt thereof.

Adjustments as a consequence of an audit shall be debited/credited interest in accordance with the Accounting Procedures, but without interest margin. The interest shall accrue from the day the debit/credit was made, or if this day is unclear, from the 1st of July in the year of debit/credit, until the day the correction is debited to the operation.

14.4 Audit teams

The Operator shall at its own expense appoint an audit team comprising of qualified representatives to conduct financial audits and not more than four (4) qualified representatives to conduct technical and operational audits.

14.5 Unsettled audit claims and audit of standard rates for Affiliated Companies

Unsettled audit claims older than nine (9) months shall be dealt with at an Operator/Technical Services Provider management meeting.

Standard rates for personnel of and services provided by Affiliated Companies that are charged directly shall not be subjected to a full audit. The Technical Services Provider state authorized public accountant shall present an attestation that such rates are cost based and in compliance with the provisions and principles of this Agreement.

To the extent Affiliated Companies carry out and are responsible for substantial activities that are chargeable to the Services, such costs shall be fully auditable.

14.6 Minimal disturbance

Every reasonable effort shall be made to conduct audits during normal office hours in a manner which will result in a minimum of inconvenience to the Technical Services Provider, its subcontractors and the Services. The Operator and the owners of the Transportation System shall make every reasonable effort to coordinate their audits so as to minimize the number of audits.

15 Termination

15.1 Termination without cause

Each Party shall have the right to terminate Services under the Agreement in whole or in part upon giving a twelve (12) months prior notice.

From the effective date of this Agreement the Technical Services Agreement entered into between the Parties on February 27, 2002 as subsequently amended shall terminate. Any rights and obligations accrued under the Technical Services Agreement dated February 27, 2002 which are not fulfilled at the effective date of this Agreement, shall be handled under this Agreement.

Articles 5.1, 11 and 17 shall survive the termination of this Agreement.

15.2 Termination due to specific cause

The Operator shall have the right to terminate this Agreement without prior notice if;

15.2.1 the Operator ceases to be operator of the Transportation System or all essential parts of the Transportation System; or

15.2.2 an effective resolution is passed for the dissolution, liquidation or winding up of the Technical Services Provider other than for the purpose of an amalgamation or reconstruction; or

15.2.3 the Technical Services Provider becomes insolvent or makes an assignment for the benefit of creditors; or

15.2.4 a receiver or administrator is appointed or an encumbrancer takes the possession of the whole or a material part of the assets or undertaking of the Technical Services Provider; or

15.2.5 the Technical Services Provider is in fundamental breach of its obligations under this agreement. Prior to any termination pursuant to this article 15.2.5, the Operator shall notify the Technical Services Provider in writing of its intention to terminate the Agreement on the reason of such breach and give the Technical Services Provider a time limit of not less than one (1) month to rectify the breach.

15.3 Prolonged term of the Agreement

After the effective date of its resignation or removal, the Technical Services Provider shall, if so requested by the Operator, continue as acting Technical Services Provider until the party replacing it is in a position to take charge of the Services, provided that in no event will the Technical Services Provider be required to continue so to act for more than six (6) months after such date.

15.4 Hand-over

Upon the effective date of its resignation or removal, the Technical Services Provider shall hand over or deliver to, or relinquish custody in favour of the Operator or any other party nominated by the Operator to succeed the Technical Services Provider, all Transportation System, all property and all books, records and inventories required for the Services. The Technical Services Provider shall further use its reasonable endeavours to transfer to the aforesaid person, effective as of the effective date of such resignation or removal, its rights as Technical Services Provider under all contracts exclusively relating to the Services and the aforesaid person shall assume, comply with and fulfill all obligations of the Technical Services Provider thereunder. Pending such transfer and in relation to all other contracts relating to the Services (to the extent such so relate), the Technical Services Provider shall hold its rights and interests as the Technical Services Provider from such effective date for the account and to the order of the aforesaid person and the Operator shall, with effect on and from such effective date, indemnify and hold harmless the Technical Services Provider from any and all obligations there under.

15.5 Transfer audit and settlement of costs

As soon as practicable after the effective date of the resignation or removal of the Technical Services Provider, the Operator shall audit the accounts of the Technical Services Provider pertaining to the activities under this Agreement and conduct an inventory of the Transportation System and property, and such inventory shall be used in the return of and the accounting for the said Transportation System and property by the Technical Services Provider which has resigned or been removed. All costs and expenses incurred in connection with such audit and inventory, except due to reasons outlined in sub-clause 15.2.5, shall be for the Operator’s account. The Technical Services Provider, which has resigned or been removed for reasons other than as outlined in sub-clause 15.2.5, shall also be entitled to charge to the Operator such other costs and expenses as may reasonably be incurred in connection with and/or as a result of the change of operatorship. These costs and expenses shall be approved by the Operator, such approval not to be unreasonably withheld.

16 Assignment

16.1 Assignment to Affiliated Company

The Technical Services Provider shall only be entitled to assign its rights and duties under this Agreement to an Affiliated Company.

If the Technical Services Provider intends to assign its rights and duties under this Agreement, it shall give notice to the Operator of its intention to do so, and shall give all relevant details of the terms and conditions of such proposed assignment.

Assignment according to this article 16 shall be conditional upon the approval of the Operator, which shall not be unreasonably withheld.

The Operator may assign all or part of its rights and obligations to an Affiliated Company subject to prior written notice to the Technical Services Provider, and provided that the assignor shall remain liable for the proper performance of the assignee of all the obligations hereunder.

16.2 Assistance to assignee

Upon assignment of rights and duties under this Agreement, the Technical Services Provider shall provide the assignee with all information, training, know-how and any other kind of assistance necessary in order for the assignee to be able to perform the duties under this Agreement. The Technical Services Provider shall be responsible for introducing the assignee to its duties under the Agreement in a way that is satisfactory to the Operator, and the Technical Services Provider shall provide the assignee with necessary assistance for one year after the assignment has taken place.

17 Applicable law and jurisdiction

This Agreement shall be governed by and construed in accordance with Norwegian law.

The Parties accept that any controversy or dispute that may arise in connection with or as a result of this Agreement, and which cannot be resolved by mutual agreement between the Parties, shall be referred to resolution by the ordinary Norwegian courts of law, with Haugaland District Court as legal venue, unless the Parties agree to refer the matter to arbitration in accordance with the Norwegian Act of 14 May 2004 No 25 (“Lov om voldgift”).

Documents and statement shall be allowed both in the Norwegian and English language in any procedure involving arbitration, and shall not be objected to by the Parties in procedures before the ordinary courts of law. Translation thereof shall be at the expense of the Party requiring such translation.

APPENDIX 1

TO ATTACHMENT 2

GENERAL TERMS AND CONDITIONS

ACCOUNTING PROCEDURES

Table of Contents
1.      GENERAL PROVISIONS
1.1.       Definitions
1.2.       Cash requirements and advances
1.2.1.        General provisions
1.2.2.        Default interest
1.2.3.        Interest on cash balances
1.3.       Invoice and Statements
1.3.1.        General provisions
1.3.2.        Interest on recalculations
1.3.3.        Corrections
1.3.4.        Termination of Transportation System
2.      CHARGES TO THE ACCOUNT
2.1.       Direct charges
2.1.1.        Procurement of goods and services
2.1.2.        Personnel
2.1.3.        Pension and common pension increment
2.1.3.1.         Debiting of the pension increment
2.1.3.2.         Calculation of the Pension Increment
2.1.3.3.         Early retirement schemes
2.1.3.4.         Transitional arrangement
2.1.4.        Material and services from Technical Services Provider, or Affiliated Companies
2.1.5.        Damages or losses to Property
2.1.6.        Insurance
2.1.7.        Legal expenses
2.1.8.        Taxes, duties and fees
2.1.9.        Offices, bases and miscellaneous facilities
2.1.10.      Execution of abandonment decisions
2.2.       Indirect Costs
2.2.1.        Indirect Costs are those related to organisational units/functions that by their nature are indirect, e.g.:
2.2.2.        General Research and Development
2.2.3.        Corporate Staff and Corporate Management
3.      CREDITS TO THE ACCOUNT
3.1.       Sale and return of Material
3.2.       Insurance
4.      OTHER PROVISIONS
4.1.       Inventories
4.2.       Miscellaneous provisions

1. GENERAL PROVISIONS

These Accounting Procedures are made a part of the Technical Services Agreement

(“the Agreement”) as Appendix 1 to its Attachment 2 (General Terms and Conditions).

It is the intent that none of the Parties shall experience any gain or loss at the expense of or to the benefit of the other Party.

1.1. Definitions

The definitions in the Agreement shall apply also to this Appendix. In addition, the following definitions shall apply:

a) “Account” shall mean the account maintained by the Technical Services Provider to record all the charges and credits relative to the Services and payable by the Operator.

b) “Agreement Concerning Petroleum Activities” shall mean the agreement applied for joint operations related to the petroleum production licenses developed by the Ministry of Petroleum and Energy.

c) "Controllable Material" shall mean material which in the petroleum industry usually is subject to record, control and inventory.

d) "Corporate Management" shall mean those members of Statoil ASA’s  top management or, as appropriate, Affiliated Companies' top management that is directly engaged in the Services from the Technical Services Provider.

e) “Corporate Staff” shall mean the following of the Corporate Management’ staff activities: accounting and economics, tax, information technology, internal and external information, health/safety/environment, finance, insurance, internal audit and human resource/organization.

f) "General Research and Development" shall mean projects that are carried out by or under the direction of the Operator. The projects shall be beneficial to the operation of the Transportation System(s) and charged to the Operator.

g) "Indirect Costs" shall mean costs that can not be directly charged.

h) “Industry Forum” shall mean the forum described in the Agreement Concerning Petroleum Activities.

i) "Internal Book-keeping Rates" are rates established by the Parties for use in conversion of foreign currencies into Norwegian Kroner (NOK).

j) "Material" shall men all equipment and supplies acquired for the Services under the provisions of the Agreement.

k) “Pension Age”: The age that gives the entitlement to a retirement pension according to the National Insurance Act unless a lower pension age has been implemented by the Technical Services Provider provided this is not lower than permitted by the Act relating to Occupational Pension Schemes or any corresponding relevant legislation or regulation (at the entering into of this Agreement, such age is 67 years for land based personnel and 65 years for offshore based personnel working on the Norwegian Continental Shelf.)

l) “Pensionable Salary” shall mean the sum of paid salary, wages and remuneration comprised by item 2.1.2.a) and 2.2.1 and which is pensionable salary to the employees of the Technical Services Provider.

m) "Property" shall mean Equipment and Material acquired for the Services under the provisions of the Agreement.

“Internal Book-keeping Rates” and all references to Norwegian Kroner in items 1.3.1 and  1.3.3 shall also include a reference to Euro as applicable.

1.2. Cash requirements and advances

1.2.1. General provisions

At least 12 days prior to the beginning of each month, the Technical Services Provider shall submit to the Operator a 3 month forecast, specified by month, of estimated cash requirements. Upon request, the Technical Services Provider shall endeavour to provide such forecast within the 12th day of each month.

Upon request, the Operator shall advance estimated cash requirements for the following month. The Technical Services Provider shall submit written request for advances at least 20 days prior to the due date. The due date shall be set by the Technical Services Provider, but shall be no sooner than the first Business Day of the month for which the advances are requested. Notwithstanding item 1.2.3, the Technical Services Provider shall avoid accumulating unnecessary cash balances from cash advances.

To avoid build-up of positive cash balances, substantial cash advances shall be divided into two or more payments to coincide with disbursements.

The forecast and the request for cash advances shall specify the currencies in which advances are to be made. The Technical Services Provider shall request advances in those currencies in which major payments are to be made.

If the advance payments prove insufficient, the Technical Services Provider may make written requests for additional advances. Such requests shall state which expenditures the unpredicted payments refer to. The due date shall be set by the Technical Services Provider but shall at the earliest be set at 8 Business Days after the receipt of the request.

If the actual monthly need for cash proves to be significantly less than the advances called for, the Technical Services Provider shall refund the excess amounts as soon as possible, unless the Parties agree to transfer the amount to the following period.

The Technical Services Provider shall each month state the difference between the cash advances and the actual payments in each currency and the next request for advances shall be adjusted accordingly.

If the Technical Services Provider has made no request for advance payments, the Operator shall pay the actual monthly payments within 15 days after receipt of the Technical Services Provider s’ invoice with request for payment.

1.2.2. Default interest

Payments of advances or invoices shall be made on or before the due date thereof. If they are not paid, the unpaid balance shall bear interest, calculated for each month or for a proportional period thereof, in accordance with the following:

Interest is due for the period starting on and including the due date of payment and ending on, but excluding, the value date for payment.

For NOK the interest shall be calculated at an annual rate equal to one month's Norwegian Interbank Offered Rate (NIBOR) as defined in item 1.2.3, as per the due date of payment, plus three percentage points.

For Euro the interest shall be estimated at an annual rate equal to three month's EUROLIBOR, as quoted daily on Reuters page LIBOR 01 at 11 :00 A.M. London time, as per the due date of payment, plus three percentage points.

For foreign currencies interest shall be at an annual rate equal to one month's London Interbank Offered Rate (LIBOR) for the relevant currencies as defined in item 1.2.3 as per the due date of payment, plus three percentage points.

If the rates for certain currencies are not published by Financial Times, the rate quoted by the largest bank at the clearing centre of the relevant currency shall be used as reference.

1.2.3. Interest on cash balances

Interest is to be credited/charged on the Technical Services Provider daily cash balances with the Operator (positive or negative). This interest credit/charge is to be calculated on the Technical Services Provider’s internal accounts showing daily cash balances per currency called and/or arising from the use of separate bank accounts.

Interest and other conditions shall in principle correspond to the conditions that a company with a similar cash flow would obtain in a first-class bank, but not less than those corresponding to the interest obtained by the Technical Services Provider. The following two alternatives shall be considered as equal:

ALTERNATIVE 1:
The rate of interest shall be determined on a monthly basis and be linked to a relevant Interbank Rate:

Group 1: NOK :
Negative cash balance NIBOR (3 month) + 1%
Positive cash balance NIBOR (3 month) - 1%

Group 2: Others (for example USD, GBP)
Negative cash balance LIBOR (3 month) + 0.5%
Positive cash balance LIBOR (3 month) - 0.5%.

Group 3: Euro
Negative cash balance EUROLIBOR (3 month) + 0.5%
Positive cash balance EUROLIBOR (3 month) - 0.5%

NIBOR is defined as:

A representative monthly average for 3 months' "Norwegian Interbank Offered Rate" as quoted by Reuters page NIBP at 12:00 noon. For the day or days when such rates are not available three months' NffiOR from Den norske Bank, Oslo, quoted the day before the relevant day of quotation, shall be used. If the above-mentioned NffiOR quotations are based on 365/360 days, the rate shall be multiplied by the fraction 365/360 to reflect the Norwegian principle of calculating the interest rate in 360/360 or 365/365 days. In calculating the monthly average, quotations given with four decimals shall be used.

LIBOR/EUROLIBOR is defined as:

A one month average of this month for three months’ “Euro Currency Interest Rate” as quoted by Reuters page LIBOR 01 at 11:00 A.M. London time. For the day or days when such rates are not available, three months’ LIBOR for the currency in question from Chase Manhattan Bank, London, quoted the day before the relevant day of quotation, shall be used. In calculating the monthly average, quotations given with four decimals shall be used.

The above-mentioned rate of interest shall be amended if there is a discrepancy between the base of the interest rate and the calculation principles regarding the days of interest.

ALTERNATIVE 2:

If the Technical Services Provider has established separate bank accounts for the services, the interest earned/paid by the Technical Services Provider shall be allocated to the Operator.

The calculation of interest shall be based on the Technical Services Provider’s daily cash balances with the Operator, or on the basis of an average cash balance calculated for each month, or on the basis of formulas reflecting the build-up of daily cash balances, and on the quarterly balance. The amount of interest shall be booked and specified under "Financial items" in the invoice, no later than the month after the expiry of the period. The value date of such entry shall be no later than the first day in such month.

1.3. Invoice and Statements

1.3.1. General provisions

The Technical Services Provider’s invoice and statements shall be established in compliance with Norwegian laws and regulations and in compliance with recommended accounting practice. The Technical Services Provider shall also furnish the Operator with such other information as it may reasonably request.

The Technical Services Provider shall furnish the Operator with a chart of accounts and a brief description of its accounting procedures. The Operator shall be informed of significant amendments thereto.

On conversion of foreign currency expenditures to Norwegian kroner, the Technical Services Provider is entitled to use Internal Book-keeping Rates, based on quotations from the Central Bank of Norway (Norges Bank) or other quotations as proposed by the Operator and approved by the owners of the Transportation System(s).

When the Technical Services Provider makes cash-calls in foreign currencies, Internal Book-keeping Rates shall be used for receipt and disbursement of such currencies. When Internal Book-keeping Rates are changed, the NOK value of the balance in other currencies is to be adjusted. To facilitate control, adjustment of Internal Book-keeping Rates should only be done at the end of the month.

Payments in foreign currencies which have not been called by the Technical Services Provider shall be booked at the actual rate as charged by the bank. If payments are made from the Technical Services Provider’s own currency accounts, payments are to be booked at the bank's selling rate as quoted by the Central Bank of Norway (Norges Bank) or other quotation, as proposed by the Technical Services Provider and approved by the Operator, two Business Days prior to the value date.

The difference in NOK between the amounts charged to expenses and amounts paid in foreign currencies and converted to Norwegian Kroner in accordance with the Internal Book-keeping Rates shall be debited or credited by the Technical Services Provider to an exchange gain or loss account.

Within 15 days of the end of each month the Technical Services Provider shall furnish the Operator with the settlement report (“TSP Invoice”) containing the information listed below. If this time limit proves too short, the Technical Services Provider shall immediately make a cost estimate for each budget group and forward this to the Operator.

a) A statement of expenditures showing all charges and credits to the Account, summarised by appropriate classifications, indicating the nature thereof and including the total amount of provisions and accruals separately identified. This statement shall also contain accumulated figures from the beginning of the year. For investments accumulated figures from commencement of the investments shall be given.

b) A statement showing the liabilities and receivables.

c) Detailed specifications of unusual charges and credits, including audit adjustments to be separately identified.

d) Information concerning the exchange rates applied.

e) A statement showing drawdowns on joint export credits paid directly to suppliers of goods and services, if applicable.

1.3.2. Interest on recalculations

If the Technical Services Provider charges/credits the Operator with recalculations from a previous year, the Operator shall be charged/credited interest on these. The interest shall be calculated from the time it should have been charged/credited, or from 1 July of that year, until the time when the interest is charged/credited the Operator. The rate of interest shall be equal to the average of 3 months' NIBOR, based on a representative 3 months' average, ref. item 1.2.3, Alternative 1, but without any interest margin. Interest shall be recorded as a financial item in the monthly statements.

1.3.3. Corrections

The Technical Services Provider shall carry out corrections of debits/credits as soon as possible, and at the latest within 24 months after expiration of the relevant financial year. The interest shall be calculated from the point of time when it should have been debited/credited, or from 1 July of that year, to the day it is debited/credited the Account. The interest rate shall be equal to the average of 3 months' NIBOR calculated in accordance with item 1.2.3, Alternative 1, but without interest margin. Interest shall be recorded as a financial item in the monthly statements.

1.3.4. Termination of Transportation System

After termination of operation / abandonment of specific parts of the Transportation System, the Technical Services Provider may only charge the Operator for expenses necessary in order to abandon the activities. Unless otherwise agreed, this shall take place within 6 months following the month of license termination. Debits/credits stemming from post calculations, corrections or audits shall carry interest in accordance with item 1.3.3 and be charged the Operator in a separate statement.

2. CHARGES TO THE ACCOUNT

All expenditures necessary to properly conduct the Services shall be charged to the Account. The charges shall be fair in relation to the nature and extent of the Services and shall be properly documented.

The Technical Services Provider shall each month make provisional charges for cost incurred, but not yet booked. Such provisional charges shall be reversed the following month and shall have no cash impact on the Parties.

Expenditures shall include, but are not necessarily limited to:

2.1. Direct charges

2.1.1 Procurement of goods and services

Material purchased and services rendered by third parties for the Services shall be charged to the Account at net amount invoiced after deduction of discounts and bonuses, including transport to the relevant area and other related costs such as loading and unloading, dock charges, insurance, duty and freight etc.

2.1.2. Personnel

a) Salaries and social cost of employees of the Technical Services Provider and its Affiliated Companies directly engaged in the Services, whether temporarily or permanently assigned. Social cost includes expenses incurred in accordance with law and tariff agreements, as well as other cost and allowances pursuant to common oil industry practice.

b) Transportation of employees as required in the conduct of the Services.

c) Relocation costs of employees of the Technical Services Provider and its Affiliated Companies under the Services to places where such operations are conducted. Relocation costs back to the place from where the employee was moved, except when, according to normal practice, such relocation costs will be attributable to other operations.

Such costs shall include transportation of employees' families and their personal effects and all other relevant relocation costs.

d) Before the Technical Services Provider may make any charge for restructuring cost, including the cost for retirement before pensionable age (“early retirement”) and severance pay, such charge shall be approved by the Operator. For the Operator’s evaluation the Technical Services Provider shall show the probable cost effect of the measures for the Services. To the extent the Technical Services Provider makes probable that the cost will entail cost savings for the Services, the Operator shall be obliged to approve the charge.

For those cases where the Technical Services Provider makes probable that the activity shall cease or be substantially reduced, and the Technical Services Provider proposes a necessary restructuring as the consequence of this, the Operator shall be obligated to approve the charge.

Restructuring cost shall be charged as a discounted non-recurring amount. Charging may take place when a binding agreement (s) has/have been entered into or when the employment of the relevant employee(s) with the Technical Services Provider ceases.

If the restructuring concerns several of the Technical Services Provider’s joint operations and the Services, the cost shall be apportioned pro rata between the relevant joint operations’ accounts and the Account based on their relative share of the last three years hourly charges.

2.1.3. Pension and common pension increment

2.1.3.1. Debiting of the pension increment

The pension liability rests with the Technical Services Provider as the employer. The Technical Services Provider’s pension expenses shall be charged to the Operator according to this item 2.1.3. With the exception of employer's national insurance contributions and any implementation differences (item 2.1.3.2), restructuring costs (item 2.1.2.4) and early retirement (item 2.1.3.3) such charge shall be paid to the Technical Services Provider that makes a cash call for a percentage increment of the Pensionable Salary (the “Percent Add-on”). The Percent Add-on is the final settlement of the accrued pension obligations covered by the Percent Add-on in the period.

2.1.3.2. Calculation of the pension increment

The Percent Add-on shall be determined by the Industry Forum each year prior to 1 September for the following year in accordance with the provisions of the Agreement Concerning Petroleum Activities.

The employer's national insurance contributions shall not be added to the Percent Add-on, but be charged according to the cash principle.

A non-recurrent effect resulting from a change in the accrued pension obligation (implementation difference) may be debited/credited if the balance between the Parties is disturbed and this is due to either:

  Amended legislation, or

  Changes in the tariffs related to mortality and disability as determined by the Industry Forum.

The Technical Services Provider shall also be entitled to debit/credit implementation differences during statutory transitional periods prior to the mandatory coming into effect of amended legislation. Before such debiting/charging may take place, the Technical Services Provider shall submit a plan with a justification of debiting/charging to the Industry Forum with a view to achieving agreement on the plan. Should the members of the Industry Forum not reach agreement, the Technical Services Provider may decide at which point in time in the transitional period the implementation difference shall be debited/charged.

The implementation difference shall be calculated by the Technical Services Provider 's actuary and may be checked by the actuary associated to the Industry Forum. The non-recurrent effect shall be calculated by the Technical Services Provider and shall constitute the difference between accrued pension obligation before and after the change.

In case provisions of the Agreement Concerning Petroleum Activities related to pension determination is changed the Parties shall discuss and agree on the effect of such change on this Agreement.

2.1.3.3. Early retirement schemes

Costs related to:

i. Early retirement schemes based on a collective agreement as defined in the Act relating to Labour Disputes (e.g. the early retirement scheme agreed between the Norwegian Confederation of Trade Unions and the Confederation of Norwegian Enterprise and other schemes for offshore personnel based on similar age), or

ii. An early retirement scheme agreed as part of the employee’s employment terms and which does not form part of a restructuring process, or

iii. Individual cases due to illness or labour disputes

may be charged to the Services by the Technical Services Provider without any special discussions with the Operator. The Account shall be charged with a discounted non-recurring amount at the time when employment of the relevant employee(s) with the Operator is terminated.

If the restructuring involves several of the Technical Services Provider 's joint operations including the Services, the costs shall be divided pro rata on the relevant joint operations’ joint accounts and the Account based on their relative share of the last 3 Years’ time writing.

2.1.3.4. Transitional arrangement

In respect of employees of the Technical Services Provider that when this Agreement enters into force have already terminated their employment with the Technical Services Provider under a scheme as stated in 2.1.3.2 above, the Technical Services Provider may charge the Account with a discounted non-recurring amount.

2.1.4. Material and services from Technical Services Provider, or Affiliated Companies

a) Material

New Material (hereinafter referred to as Condition "1" Material) transferred from stock or other operations shall be charged at average purchase cost applicable at any time. Used Material (hereinafter referred to as Condition "2" Material) suitable for reuse without reconditioning shall be charged at 75% of the price for Condition "1" Material. Used Material which cannot be classified as Condition "1" or Condition "2" shall be charged at a price that commensurate with its use.

The average purchase cost for Material shall include the cost of buying and storing such Material, as well as reasonable interest.

b) Services

Technical and other services such as, but not limited to, laboratory analysis, drafting, geological and geophysical interpretation, engineering, research, data processing and accounting for direct benefit of the Services shall be charged to the Account at cost, provided such costs do not exceed those currently prevailing if performed by outside service companies.

c) Equipment and facilities

Use of equipment and facilities shall be charged to the Account at rates that include costs of maintenance and repairs, other operating expenses, reasonable depreciation and interest on depreciated investment. Such rates shall not exceed those currently prevailing in the area of operation. Calculation of rates shall be documented and furnished upon request. If equipment and facilities are used for other operations, the cost shall be allocated according to the actual use in the period.

d) Mark-up

Subject to approval of the Operator, the Technical Services Provider can charge a mark-up on services performed in case this is a legal/(tax) requirement in foreign countries where services are provided through an Affiliated Company or permanent establishment of the Technical Services Provider.

2.1.5. Damages or losses to Property

All expenses necessary for the repair or replacement of damaged or lost Property shall be charged to the Account and classified in a way that indicates the nature of the expense. If such losses or damages are covered by joint insurance policies, insurance settlements shall be credited accordingly.

The Technical Services Provider shall give the Operator as soon as practicable written notice of any such damages or losses of importance.

2.1.6. Insurance

a) Net premiums for insurance required by law or regulations or which have been agreed with the Operator.

b) Actual expenditures incurred in the settlement of indemnities which are not recoverable from the insurance.

2.1.7. Legal expenses

All costs or expenses involved in handling claims and disputes arising in connection with the Services including expenses for legal advice and other assistance in connection with the evaluation of such claims and disputes, conciliation board proceedings and conduct of cases. No charge in excess of NOK 250,000 for services rendered by the legal staff of the Technical Services Provider for a single case may be accepted without the prior approval of the Operator.

2.1.8. Taxes, duties and fees

All relevant taxes, duties, fees and governmental assessments of every kind and nature levied by the Norwegian government, except income and capital taxes.

2.1.9. Offices, bases and miscellaneous facilities

Net costs of establishing and operating any offices, sub-offices, operating bases, warehouses, housing and other facilities also exclusively serving the Services. If facilities serve operations unrelated to the Services, the net costs shall be allocated fairly between the operations in accordance with normal distribution criteria.

2.1.10. Execution of abandonment decisions

Cost related to the execution of an abandonment decision taken in accordance with the legislation applicable at any time, including pre-engineering and administrative expenses.

2.2. Indirect Costs

2.2.1. Indirect Costs are those related to organisational units/functions that by their nature are indirect, e.g.:

- Corporate Management,

- support and staff functions such as economy and finance, personnel, organisational, legal and joint service functions,

- indirect functions in operational departments,

- indirect costs of Affiliated Companies.

Moreover, costs can be indirect according to their nature, and may include financing costs and depreciation, office leasing and communications costs.

Services rendered by the aforementioned or similar departments and which are directly chargeable to the Services shall, as far as practicable, be charged as direct costs in accordance with item 2.1.3 b) above.

Charges shall be made pursuant to fair distribution methods. Some examples of such methods are:

- according to direct time, applied to direct personnel costs,

- according to direct Material consumption, applied to direct Material costs,

- according to turnover ratios, including sliding scale systems,

- other capacity and/or consumption-based distribution methods.

Charges related to such distribution methods shall be calculated on the basis of time and cost studies and be reviewed annually to verify that they compensate the Technical Services Provider fairly for the charges they are intended to cover. If the Technical Services Provider uses provisionally budgeted hourly fees etc. for the charges throughout the year, and does a recalculation the following year, see item 1.3.3, the recalculation shall be finalised and charged/credited the Services including interest, preferably within the first quarter of the following year, but by 1 June at the latest.

In order to provide the basis for such an annual review the Technical Services Provider shall provide the Operator with a current organisation chart together with the basis for charging costs to the Account and an identification of those sections of the organisation for which costs will be charged directly to the Account under items 2.1.2, 2.1.3 b), and 2.1.8, and those sections of the organisation that are covered by charges under this item 2.2.

2.2.2. General Research and Development

The Technical Services Provider may through the dealing with programs and budgets, propose to the Operator General Research and Development activities which may serve to improve or safeguard the integrity or profitability of the Transportation System. Such proposals may include costs for pre-studies of General Research and Development activities.

2.2.3. Corporate Staff and Corporate Management

The Technical Services Provider's cost for Corporate Management and Corporate Staff may be charged to the Joint Account with 0.65 % of the annual costs for operation and development of the Transportation System, less electricity cost at processing plants and any CO2 duty and NOX duty paid by the Technical Services Provider.

The percentage shall cover the Technical Services Provider's Corporate Management and Corporate Staff cost to the extent that Corporate Management and Corporate Staffs perform work of a general nature for the Technical Services Provider. The activities covered by the percentage shall comprise the Corporate Management and Cooperate Staff’s cost related to the preparation and maintenance of management documentation and procedures covering the corporate group as well as services that are not covered by item 2.2.3 fourth paragraph. The percentage shall cover internal services as well as services bought externally.

The expenses covered by the percentage shall not be subject to any audit.

Services of an extraordinary nature which are beneficial to one or several Joint Ventures within the scope of this Agreement shall be chargeable directly to the relevant Joint Ventures in addition to the percentage. If the expenses for services of an extraordinary nature are known at the time when the Technical Services Provider submits the budget proposal for the coming year, these expenses are to be included in the budget proposal. In all cases, the Operator shall be informed of any such expense in the monthly report. Extraordinary nature means work performed by the Corporate Staffs of a particularly large or unusual scope and not comprising work which forms part of the ordinary operation of one or several joint ventures (major investigations, reports and crisis management related to accidents and the like, the establishment of new group systems and other extraordinary activities). Expenses related to services of an extraordinary nature shall be documented by way of work description and may be subject to an audit.

Expenses covered by this item 2.2.3 shall not be charged to the Joint Ventures in any other way.

3. CREDITS TO THE ACCOUNT

All credits shall be credited to the Account at the net amount actually collected.

3.1. Sale and return of Material

The Technical Services Provider shall have the right to dispose of surplus Materials, but shall obtain the approval of the Operator for all dispositions of Materials with an aggregate original purchase cost of NOK 5,000,000 or more.

When Material is returned to the Technical Services Provider or Affiliated Companies, the Account shall be credited with a percentage of the current average purchase price of new Material as stated in the condition code, see item 2.1.3 a. Used Material that can be repaired, shall be credited at 50% of the value of Condition "1" Material. Scrap Material shall be credited at prevailing prices.

3.2. Insurance

Settlements received from insurance companies or others will    be credited to the Account. If a Party does not participate in the insurance, it shall not benefit from such settlements.

4. OTHER PROVISIONS

4.1 Inventories

The Technical Services Provider shall take periodic inventories of all Controllable Material and warehouse stock at least once a year. The Technical Services Provider shall give the Operator 30 days' written notice of its intention to take an inventory to allow them to be represented.

Reconciliation of inventory with the Account shall be made, and a list showing overages and shortages shall be furnished to the Operator. The Account shall be adjusted accordingly as soon as possible.

The Technical Services Provider shall furnish the Operator with a list of types of Material which are classified as Controllable Material.

4.2. Miscellaneous provisions

These Accounting Procedures shall be binding for as long as the Agreement remains in effect plus the time required to wind up the operations properly.

In the event of any conflict between the provisions of these Accounting Procedures and other provisions of the Agreement, the other provisions of the Agreement shall prevail.

SIDELETTER No. 1

to

TECHNICAL SERVICES AGREEMENT

BETWEEN

GASSCO AS

AND

STATOIL PETROLEUM AS

This Sideletter is made and entered into as of the 24 day of November 2010 by and between:

Gassco AS, a company incorporated under the laws of Norway of the first part, and

Statoil Petroleum AS, a company incorporated under the laws of Norway of the second part

(hereinafter individually referred to as “Party” and jointly referred to as the ”Parties”).

WHEREAS, the Parties are Parties to the Technical Services Agreement between Gassco AS and Statoil Petroleum AS dated at the date hereof (the “Agreement”), and

WHEREAS, the Parties at the date hereof have agreed to let the Agreement replace the technical services agreement dated February 27, 2002, as amended (the “Previous Agreement”), and

WHEREAS, the phase 1 of the Statoil - Hydro restructuring cost was settled by agreement dated 2 December 2008, and the Parties in this Sideletter wish to regulate certain issues related to the formal handling of the costs related to phase 2 of the restructuring cost for Statoil - Hydro integration process.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Restructuring costs

The phase 2 restructuring costs related to the merger between Statoil and Norsk Hydro and which are not fulfilled at the effective date of the Agreement, shall in relation to the Joint Ventures be handled according to Appendix 1 to the “General Terms and Conditions for the Provision of Technical Services for Gas Infrastructure Joint Ventures Operated by Gassco AS” as attached to the Previous Agreement and not according to Appendix 1 to the “General Terms and Conditions for the Provision of Services for Gas Infrastructure Joint Ventures Operated by Gassco AS” as attached to the Agreement.

Executed in two (2) originals as of the day first above written:

Operator:	Technical Services Provider:
____/s/Svein Birger Thaule	____/s/Kjetil Ohm
Gassco AS	Statoil Petroleum AS

POWER OF ATTORNEY

This document authorises Svein Birger Thaule to enter into and sign on behalf of Gassco AS the following agreement:

- "Technical Services Agreement between Gassco AS and Statoil Petroleum AS"
- "Sideletter No. 1 to Technical Services Agreement between Gassco AS and Statoil
Petroleum AS"

Bygnes, 24 November 2010
pr.pr. Gassco AS
____/s/ Brian Bjordal
CEO